Exhibit 99.1

International Press Release
 January 12, 2005

Asia Payments Systems Inc. Launches IP-based Card Processing with DFS at Flagship Galleria Store in Japan.

The world's largest duty free retailer; DFS Group, began the Asian roll-out of it's new IP-based card transaction processing solution in Japan with an 85-terminal installation at its flagship Galleria store in Okinawa.

January 12, 2005 (Seattle, WA and Beijing) - Asia Payment Systems, Inc. (NASD OTCBB: APYM) today announced the "go-live" of the IP-based system in the new Galleria store in Okinawa which opened in mid-December.

"The Asia Payment solution is a first for the Japanese market," said Matt Mecke, President & CEO of Asia Payments. "No other international IP-based system can support the complexities of the Japanese credit card system as we do. Most Japanese card issuers offer their customers a number of delayed payment mechanisms known as JPOs (Japan Payment Options) which are designed to encourage ease of spending by providing flexibility of payment terms in line with customers' personal salary and bonus payment schedules - the Asia Payment solution is quite unique."

"We expect other multinational chains to follow the DFS lead and thereby gain considerable operational advantage because our middleware opens up legacy systems to new technology. The architecture supports both dial-up analog and networked digital POS terminals for all message formats, including legacy and the latest technologies, and provides transparent access to banking systems in our target countries."

"The new credit card processing system will enable DFS to reduce transaction costs and also to lessen integration costs in other countries in the region. They no longer need to do country by country integration for credit card systems and can leverage aggregated transaction volumes to attract better rates."

The IP-based solution allows retailers to be independent of financial organisations and be able to "shop around" for card processing discount rates thereby reducing their cost of doing business and adding to the bottom line without any customer impact.

About Asia Payment Systems, Inc.
www.asia-pay.com
 Asia Pay is a Nevada incorporated company with offices in Seattle, WA; Beijing and Shenzhen, China; and Hong Kong. Asia Pay is developing a credit card processing network that provides clearing services to merchants, oil companies, and financial Institutions in China and in related markets elsewhere in Asia.

Asia Pay's mission is to be a national provider of world-class third-party processing services in China to bankcard accepting merchants, issuers of bank credit cards, issuers of petroleum station retail cards, and to issuers of merchandise and other retail cards. Systems, hardware and personnel are now in place to enable Asia Pay to commence delivering service to clients. In addition, the company is continuing to identify sources of additional financing to permit the start-up of nation-wide operations in the China market.

About DFS Group Ltd.
 http://www.dfsgalleria.com
 DFS is the world's leading duty free retailer for international travelers seeking high quality, luxury and destination specific merchandise at great value and in innovative shopping environments. Established in 1961, DFS has been offering branded merchandise to travelers to purchase both for themselves and as gifts to take back home at significant savings. DFS today has more than 150 stores in 15 countries throughout Asia and the Pacific Basin, including the West Coast and East Coast of North America.

The primary store formats include DFS Galleria anchor stores, duty-free and general merchandise concessions, boutiques in leading hotels and resorts, and specialty stores. These stores are located downtown in major cities near hotels and restaurants and in major international airports. DFS has approximately 5,000 employees worldwide.

Contacts:	DFS Group Ltd.
Asia Payment Systems, Inc.	Craig McKenna
Matt Mecke	Director Business Development
President & CEO	Tel: +65 6731 7308
Tel: +1-866-877-APAY	Fax: +65 6448-3924
Fax: +1-206-470-1150	craig.mckenna@dfs.com
ir@asia-pay.com